Exhibit 11- Statement Re Computation of Earnings Per Share

	Three Months Ended
	September 30,
	2009	2008
Basic:
Average shares outstanding	13,391,150	13,380,969
Net income available to common shareholders	$26,714,701	$ 824,489
Per share amount	$1.99	$0.06
Diluted:
Average shares outstanding	13,391,150	13,380,969
Net effect of dilutive stock options and warrants - based on the treasury stock method using average market price	578,071	5,850
Diluted shares	13,969,221	13,386,819
Net income available to common shareholders	$26,714,701	$ 824,489
Per share amount	$1.91	$0.06

Note:  Antidilutive stock options totaling 368,325 shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2009. Antidilutive stock options totaling 618,945 shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2008.

	Nine Months Ended
	September 30,
	2009	2008
Basic:
Average shares outstanding	13,388,521	13,381,089
Net income available to common shareholders	$47,443,709	$(7,996,680)
Per share amount	$3.54	$(0.60)
Diluted:
Average shares outstanding	13,388,521	13,381,089
Net effect of dilutive stock options and warrants - based on the treasury stock method using average market price	447,486	NA
Diluted shares	13,836,007	13,381,089
Net income available to common shareholders	$47,443,709	$(7,996,680)
Per share amount	$3.43	$(0.60)

Note:  Antidilutive stock options totaling 551,115 shares were not included in the calculation of diluted earnings per share for the nine months ended September 30, 2009. Because of the Company's loss from continuing operations, no potential common shares were included in the calculation of diluted earnings per share for the nine months ended September 30, 2008.